Exhibit 4.12

EMPLOYMENT SERVICE AGREEMENT

THIS AGREEMENT is made on the ____________, 2017

BETWEEN

Todos Medical Singapore Pte Limited ( the “Company” ) and with its registered office at 133 Cecil Street , #11-02 Keck Seng Tower, Singapore 069536

AND

Dr. Wee Yue Chew ( the ”Employee” ) with NRIC No. S0234956F and located at Block 299C,

Compassvale Street, #05-124 , Singapore 543299 .

NOW IT IS AGREED as follows:

1.	APPOINTMENT AND DURATION

(a)	The Company hereby appoints the Employee and the Employee agrees to serve the Company as the Managing Director of the Company upon the terms and conditions of this Agreement.
(b)	This Agreement shall commence on the date of approval of this Agreement by the Company and its parent company ("Commencement Date") and the employment shall continue (subject to earlier termination as provided in this Agreement) for a period of three (3) years from the Commencement Date.

2.	DUTIES

2.1.	Scope Of Duties

As Managing Director of the Company, the Employee must:

(a)	undertake such duties including acting as a member of the board of directors of the Company and exercise such powers in relation to the Company and its business as the Board of Directors of the Company (“Board”) may from time to time assign to or vest in him;

(b)	without prejudice to the generality of the foregoing, perform to the best of his ability all the duties of the Management Director of the Company and such other functions within the Company as the Board may reasonably require and provide ongoing reports from time to time to any person nominated by the Board as may be from time to time – initially the chief executive officer of Todos;

(c)	in the discharge of such duties and in the exercise of such powers observe and comply with all resolutions and all reasonable and lawful directions from time to time made or given by the Board;

(d)	devote substantially the whole of his time, attention and skill during business hours in the discharge of his duties under this Agreement;

(e)	in pursuance of his duties under this Agreement perform such services for any existing or future subsidiary, associated and related companies of the Company and with further remuneration (unless otherwise agreed) accept such offices in any such companies as the Board may from time to time reasonably require; and

(f)	use his best endeavors to promote the interests of the Company.

(g)       The Employee represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which she/he is a party or by which he is bound; and (ii) do not require the consent of any person or entity. Furthermore, with respect to any past engagement of the Employee with third parties and with respect to any permitted engagement of the Employee with any third party during the term of her/his engagement with the Company (for purposes hereof, such third parties shall be referred to as "Other Employers"), the Employee represents, warrants and undertakes that: (a) his engagement with the Company is and/or will not be in breach of any of his undertakings toward Other Employers, and (b) he will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employer.

2.2.	Duty To Keep The Board Informed

The Employee must at all times keep the Board (or any other person nominated by the Board including the chief executive officer of Todos) promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and provide such explanations as the Board may require.

2.3.	Working Hours

The Employee will perform his duties during such hours as are from time to time reasonably required of him and will not be entitled to receive any additional remuneration for work performed outside his normal working hours, which, for the purposes of this Agreement, are 9.00 am to 6.00 pm, with one hour for lunch, on every day of the week except Saturday, Sunday and public holidays in Singapore.

2.4.	Place Of Duties

The Employee will perform his duties under this Agreement in such place or places as the Board from time to time reasonably directs.

2.5.	Travel

The Employee will in the performance of his duties travel to such place or places in Singapore or abroad as the Board from time to time deem reasonable and directs.

3.	CONSIDERATION

The following constitutes full and final consideration for services/employment of the Employee hereunder:

3.1.	Performance Bonus

The performance bonus described in the Schedule A hereto upon terms and conditions therein.

3.2.	Option To Purchase Up To 1,000,000 ( One Million ) Ordinary Shares

The Employee has the Option to purchase up to 1,000,000 ordinary shares of Todos for a purchase price of USD 0.10 per share within a period of three (3) months from the date hereof ("Option Period"), provided the Employee continues to manage the Company at the time of exercising the option. Any option not exercised within the Option Period shall expire and have no effect. Employee shall bear all taxes related to the grant of the option and exercise thereof. Exercise of the Option shall be by written notice to Todos, enclosing proof of payment for the underlying shares. Employee acknowledges that all shares of Todos shall be issued to the Employee on an "AS IS" basis with any representation or warranty. Employee and Todos will sign a Warrant that will include the terms and conditions of the grant and exercise of the Option as well customary representations and warranties by Employee as set out in Schedule B of this Agreement.

4.	ANNUAL LEAVE

4.1.	Annual Leave

The Employee will in each calendar year be entitled to 21 days leave (in addition to public holidays in Singapore) to be taken at such times as the Board shall consider convenient having regard to the requirements of the Company’s business.

4.2.	Carrying Forward Of Leave

The Employee is entitled to carry forward the balance of his leave entitlement for up to one year to the following year, encashment of leave balance shall be allowed at the sole discretion of the Board.

4.3.	Remuneration During Leave

The Employee shall be paid his usual remuneration on the usual dates of payment during each period in which any paid leave is taken and no separate payment shall be made for holiday pay.

4.4.	Pro Rating Of Leave

If the Employee’s employment starts or terminates during a calendar year, the Employee’s entitlement to paid leave is the number of days paid leave to which he is otherwise entitled divided by twelve (12) and multiplied by the number of completed months of his employment in that year rounded to the nearest 0.5 month.

4.5.	Unused Leave

The Company may require that any unused leave entitlement be taken during a period of notice (whether such notice is given by the Company or the Employee). Where notice of termination is given by the Company or the Employee , the Company shall be entitled at its sole discretion to make payment in lieu of such notice.

7.	INSURANCE

The Company shall during the term of the Employee’s employment with the Company acquire travel insurance policy for the Employee for such sum as the Board may determine. The Company will also include the Employee under the Company’s prevailing directors & officers liability insurance policy, unless Employee in his capacity as Managing Director of the Company is already covered under Todos D&O insurance policy.

The Company may take up additional insurance policies for the Employee as deemed practical, and the beneficiaries of such policies shall be named as the Company.

8.	CONFIDENTIALITY

8.1.	Obligations of Confidence

The Employee may prior to or during the course of the Employee ’s employment with the Company have access to or become acquainted or entrusted with information of the Company or Todos, which would reasonably be regarded as a trade secret or as confidential information (the ”Confidential Information”). The Employee must strictly preserve the confidentiality of Confidential Information, both during the Employee’s employment under this Agreement and thereafter.

8.2.	Confidential Information

The Employee acknowledges and agrees that Confidential Information also includes (without limitation) all information not publicly available which the Employee may (solely or jointly with others) receive, prepare, conceive or develop during the course of his employment under this Agreement and which relates to the business, operations, finances, affairs or other conditions of the Company or Todos.

8.3.	Property of Company

All Confidential Information, physical or electronic records containing or relating to such Confidential Information, during the course of Employee’s employment under this Agreement shall remain at all times the exclusive property of the Company and Todos and Employee shall have no rights therein. Whenever the Company requires, during or upon termination of his employment under this Agreement, the Employee must forthwith surrender such information and materials to someone duly designated by the Company.

9.	TERMINATION

9.1.	Events

The employment of the Employee under this Agreement may be terminated immediately by the Company without prior notice (but without prejudice to any other rights of the Company) if the Employee at any time:

(a)	fails to perform a material part of his duties to the reasonable satisfaction of the Board;

(b)	is guilty of any grave misconduct or unlawful neglect in the discharge of his duties under this Agreement;

(c)	becomes bankrupt or make any arrangement or compromise with his creditors;

(d)	is convicted of any criminal offence other than an offence which in the opinion of the Board does not affect his position as a director of the Company;

(e)	is unable to or prevented from carrying out his duties due to incapacity or any other cause for any period or periods exceeding three (3) months in the aggregate in any period of twelve (12) months; or

(f)	becomes disqualified from holding office as a director pursuant to any statutory provision or court order.

9.2.	Resignation By Employee

If the Employee having been appointed a director of the Company shall subsequently resign as a director of the Company without the consent of the Board, such resignation may at the discretion of the Company be deemed a breach of this Agreement entitling the Company to terminate the same without prior notice.

9.3.	Termination By Notice

This Agreement may be terminated by either party upon giving to the other party notice in writing of six (6) months or by the terminating party giving an amount equal to six (6) months’ salary in lieu of notice.

10.	GOVERNING LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with the laws of Singapore and the parties submit to the non-exclusive jurisdiction of the Courts in Singapore.

____________________________

IN WITNESS WHEREOFF the parties the parties have set their respective hands on the day and year first abovementioned.

For and on behalf
Todos Medical Singapore Pte Ltd	)

in the presence of :	)

EMPLOYEE

SIGNED by Dr. Wee Yue Chew	)
)

in the presence of :	)

 SCHEDULE

Performance Bonus

1.	For the purposes of Clause 3.1 of the Agreement, the Employee shall be paid, in respect of each financial year of the Company where the profits according to the audited annual financial statements of the Company ("Financial Statements") are equal to or exceed SGD 3,000,000, an amount equal to four percent (4%) of the Profits. Payment of the Performance Bonus shall be made within thirty (30) days following the approval and signing of the Financial Statements.

2.	For the purpose of this Schedule and Clause 3.1, “ Profits” shall in relation to each financial year mean the net profit of the Company before tax and extraordinary items based on the Financial Statements for that financial year.

WARRANT AGREEMENT

This Warrant Agreement ("Agreement"), dated as of ______________, by and between Todos Medical Ltd., an Israeli company with offices located at 1 Hamada Street, Rehovot, Israel (the "Company") and Dr. Wee Yue Chew passport number __________________ of __________________________ (hereinafter, the "Warrant Holder"), is being executed and delivered in connection with the Agreement between Todos Medical Singapore Pte Ltd. ("Todos Singapore") and the Warrant Holder dated ________________, 2017 (the "Agreement"). The Company and the Warrant Holder are sometimes referred to collectively, as the "Parties" and individually, as a "Party".

WHEREAS, the Company has entered into the Agreement with the Warrant Holder and Warrant Holder has agreed to act as managing director of Todos Singapore to the Company, in consideration for which the Company has agreed to issue and grant to the Warrant Holder the Warrants as set forth in this Agreement; and

WHEREAS, pursuant to the terms and conditions of the Agreement by and between the Todos Singapore and the Warrant Holder, the Company has agreed to issue to the Warrant Holder the Warrants as more fully described herein (the "Warrants"); and

WHEREAS, the Warrant Holder hereby agrees to accept as consideration under the Agreement the Warrants.

NOW THEREFOR, in consideration of the mutual terms, conditions, representations, warranties and agreements herein set forth herein, the Parties hereto hereby agree as follows:

1.	Definitions. Unless the context otherwise requires, the terms defined in this Section 1, whenever used in this Agreement shall have the respective meanings hereinafter specified and words in the singular or in the plural shall each include the singular and the plural and the use of any gender shall include all genders.

1.1.	"Act" shall mean the U.S. Securities Act of 1933, as amended, and any reference to a particular section of such Act shall include a reference to the comparable section, if any, of such successor federal statute.

1.2.	"Warrants" shall consist of ordinary shares purchase warrants exercisable, to purchase, for three (3) months period commencing on the date of this Agreement, up to 1,000,000 ordinary shares of the Company, par value NIS 0.01 per share (the "Shares") at an exercise price of USD 0.10 per Share.

1.3.	"Exercise Price" shall be the price as set forth in the definition of the Warrants above and Section 2 below, subject to adjustment as provided in Section 9 hereof.

1.4.	"Warrant Commencement Date" shall mean the date of this Agreement.

1.5.	"Warrant Expiration Date" shall mean the three (3) months from the Warrant Commencement Date.

2.	Issuance and Vesting of Warrants. The Company hereby grants to Warrant Holder up to 1,000,000 Warrants exercisable to purchase, until the Warrant Expiration Date, up to 1,000,000 ordinary shares of the Company, par value NIS 0.01 per share (the "Shares") at an exercise price of USD 0.10 per Share. All Warrants are fully vested on the date hereof.

3.	For purposes of clarification, the Warrants and the Shares will not be registered and the Company has no obligation to register the Warrants and Shares pursuant to the Act.

4.	No Transfers. No Warrant may be sold, pledged, hypothecated, assigned, conveyed, transferred or otherwise disposed of without the express written agreement of the Company, which will not be unreasonably withheld.

5.	Exercise of Warrants.

5.1.	Exercise: Subject to the terms and conditions set forth in this Section 5, all vested Warrants may be exercised, in whole or in part (but not as to any fractional part), at any time or from time to time on and after the Warrant Commencement Date and on or prior to 5:00 p.m., TLV time on the Warrant Expiration Date. In order to exercise any Warrant, the Warrant Holder shall deliver to the Company at its office first set forth above the following: (i) a written notice in the form of the Election to Purchase in the form attached as Exhibit 1- Form of Election to Purchase hereto of such Warrant Holder's election to exercise the Warrants, which notice shall specify the number of Warrants being exercised; (ii) payment of the aggregate Exercise Price in respect of the Warrants to be exercised under the Form of Election to Purchase. All rights of Warrant Holder with respect to any vested Warrants that has not been exercised, on or prior to 5:00 p.m., TLV Time, on the Warrant Expiration Date shall immediately cease and shall be automatically cancelled and void.

5.2.	Payment of Exercise Price: Payment of the Exercise Price with respect to Warrants being exercised hereunder shall be made by the payment to the Company by wire transfer of an amount equal to the Exercise Price multiplied by the number of Warrants then being exercised. All payments shall be net of all taxes, bank charges and shall be paid in NIS currency.

5.3.	Payment of Taxes: The Warrant Holder shall be responsible for all taxes that may be due and payable by the Warrant Holder as a result of the issuance of this Warrant to the Warrant Holder or as a result of the issuance of the Shares upon due exercise hereof.

5.4.	Delivery of Shares: Upon receipt of the Election to Purchase together with the payment of the full amount of the Exercise Price, the Company shall, as promptly as practicable, execute and deliver or cause to be executed and delivered, to or upon the written order of Warrant Holder, and in the name of Warrant Holder a certificate representing the number of Shares to be issued on exercise of the Warrants. The certificate issued to Warrant Holder shall bear any restrictive legend required under applicable law, rule or regulation. The stock certificate or certificates so delivered shall be registered in the name of Warrant Holder.

5.5.	In the event of any inconsistencies between Warrant holder's records and Company's records in respect of any Warrants, vested or unvested and the underlying Shares, the Company's records shall prevail.

6.	Adjustment of Number of Shares Issuable Upon Exercise of a Warrant and Adjustment of Exercise Price Thereof:

6.1.	Adjustment for Stock Splits, reverse Stock Splits, Stock Dividends, Recapitalizations. The number of Shares issuable upon exercise of each Warrant and the Exercise Price thereof shall be proportionately adjusted to reflect any stock dividend, stock split, reverse stock split, recapitalization or the like affecting the number of outstanding ordinary shares that occurs after the date hereof.

6.2.	Adjustments for Reorganization, Consolidation, Merger. If after the date hereof, the Company (or any other entity, the stock or other securities of which are at the time receivable on the exercise of the Warrants), consolidates with or merges into another entity or conveys all or substantially all of its assets to another entity, then, in each such case, Warrant Holder, upon any permitted exercise of each such Warrant (as provided in Section 5), at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of the Warrant prior to such consummation, the stock or other securities or property to which such Warrant Holder would have been entitled upon the consummation of such reorganization, consolidation, merger or conveyance if such Warrant Holder had exercised the Warrant immediately prior thereto, all subject to further adjustment as provided in this Section. The successor or purchasing entity in any such reorganization, consolidation, merger or conveyance (if other than the Company) shall duly execute and deliver to Warrant Holder a written acknowledgment of such entity's obligations under the Warrants and this Agreement.

6.3.	Notice of Certain Events. Upon the occurrence of any event resulting in an adjustment in the number of Shares (or other stock or securities or property) receivable upon the exercise of the Warrants or the Exercise Price, the Company shall thereafter compute such adjustment in accordance with the terms of the Warrants and notify the Warrant Holder of such adjustments and any required actions to be taken on the part of the Warrant Holder.

7.	Reservation of Shares: The Company shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued ordinary shares, the aggregate number of the Shares deliverable upon the exercise of all outstanding Warrants for the purpose of enabling it to satisfy any obligation to issue the Shares upon the due and punctual exercise of the Warrants through 5:00 p.m., TLV time, prior to or on the Warrant Expiration Date.

8.	Representations and Warranties of Warrant Holder:

Warrant Holder represents and warrants to the Company that, on the date hereof and on the date the Warrant Holder exercises the Warrant pursuant to the terms of this Agreement:

8.1.	Warrant Holder understands that the Warrants and the Shares have not been registered pursuant to the Act and acknowledges that the Warrants and the Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is or becomes available.

8.2.	Warrant Holder is acquiring the Warrants for Warrant Holder's own account for investment and not with a view to, or for sale in connection with, any distribution thereof.

8.3.	Warrant Holder understands that the Warrants and the Shares that may be acquired upon exercise are being offered and sold to the Warrant Holder in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S promulgated under the Act and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Warrant Holder set forth herein in order to determine the applicability of such exemptions and the suitability of the Warrant Holder to acquire the Warrants and underlying Shares.

8.3.1.	The Warrant Holder is not a “U.S. Person” which is defined below:

8.3.1.1.	Any natural person resident in the United States;

8.3.1.2.	Any partnership or corporation organized or incorporated under the laws of the United States;

8.3.1.3.	Any estate of which any executor or administrator is a U.S. person;

8.3.1.4.	Any trust of which any trustee is a U.S. person.

8.3.1.5.	Any agency or branch of a foreign entity located in the United States;

8.3.1.6.	Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

8.3.1.7.	Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident of the United States; and

8.3.1.8.	Any partnership or corporation if (i) organized or incorporated under the laws of any foreign jurisdiction and (ii) formed by a

8.3.2.	U.S. person principally for the purpose of investing in securities not registered under the 1933 Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act) who are not natural persons, estates or trusts.

8.4.	“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.Warrant Holder acknowledges that he is aware and accepts that until sold in reliance on an effective registration statement under the Securities Act, the Shares issued on exercise of the Warrants shall be subject to a stop transfer order and the certificate or certificates representing the Shares shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND EACH APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF THE SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

8.5.	Warrant Holder will not offer for sale, solicit offers to purchase, sell, transfer, convey or assign or distribute any of the Warrants or Shares in any manner that would violate or cause the Company to violate or to have violated the registration requirements of the Securities Act, will make any transfer, conveyance or assignment of the Warrants or Shares on terms that will cause the transferee or assignee of the Warrants or Shares to adhere to the terms of this Section and will not make any transfer, conveyance or assignment of any of the Warrants without the prior approval of the Company.

9.	No Rights or Liabilities as Shareholder: No holder, as such, of any Warrant shall be entitled to vote, receive dividends or be deemed the holder of ordinary shares which may at any time be issuable on the exercise of the Warrants represented thereby for any purpose whatever, nor shall anything contained herein be construed to confer upon the holder of any Warrants, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise), or to receive notice of meetings or other actions affecting shareholders or to receive dividend or subscription rights, or otherwise, until such Warrant shall have been exercised in accordance with the provisions hereof and the receipt and collection of the Exercise Price and any other amounts payable upon such exercise by the Company. No provision hereof, in the absence of affirmative action by Warrant Holder to purchase Shares shall give rise to any liability of such holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

10.	Fractional Interests The Company shall not be required to issue fractional shares of ordinary shares upon exercise of the Warrants or to distribute certificates that evidence fractional shares of ordinary shares. If any fraction of a Share would, except for the provisions of this Section, be issuable on the exercise of a Warrant, the number of Shares to be issued by the Company shall be rounded to the nearest whole number, with one-half or greater being rounded up.

11.	Notices:

All notices, consents, requests, waivers or other communications required or permitted under this Agreement (each a "Notice") shall be in writing and shall be sufficiently given (a) if hand delivered, (b) if sent by nationally recognized overnight courier, or (c) if sent by registered or certified mail, postage prepaid, return receipt requested, addressed as indicated in the preamble of this Agreement, or such other address(es) as shall be furnished by any of the Parties hereto in a Notice. Any Notice shall be deemed given upon receipt.

12.	Supplements, Amendments and Waivers This Agreement may be supplemented or amended only by a subsequent writing signed by each of the Parties hereto (or their successors or permitted assigns), and only a written instrument signed by the Party charged therewith hereof may waive any provision.

13.	Successors and Assigns: Except as otherwise provided herein, the provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the Parties hereto.

14.	Termination: This Agreement (other than Sections 8.3, 12, and Sections 15 through 18, inclusive, and all related definitions, all of which shall survive such termination) shall terminate on the earlier of (i) the Warrant Expiration Date; and (ii) the date on which all Warrants have been exercised by the Warrant Holder.

15.	Governing Law; Jurisdiction: This Agreement is governed by and construed in accordance with the laws of the State of Israel and the competent courts of Tel-Aviv shall have exclusive jurisdiction in respect of any disputes related to this Agreement.

16.	Entire Agreement: This Agreement, together with the Exhibits, and the above-referenced Agreement, dated of even date herewith, by and between the Company and the Warrant Holder, constitute the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and shall supersede any prior agreements and understandings between the Parties hereto with respect to such subject matter.

17.	Neutral Construction: The Parties to this Agreement agree that this Agreement was negotiated fairly between them at arm's length and that the final terms of this Agreement are the product of the Parties' negotiations. Each Party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafting by them, and that the provisions of this Agreement therefore should not be construed against a Party or Parties on the grounds that such Party or Parties drafted or was more responsible for the drafting of any such provision(s).

18.	Representations and Warranties:

The Company hereby represents and warrants to the Warrant Holder that:

18.1.	The Company has all requisite corporate power and authority to: (i) execute and deliver this Agreement; and (ii) issue the Shares upon the exercise thereof and carry out provisions of this Agreement;

18.2.	The Shares issuable upon the any exercise of a Warrant that is being purchased hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully-paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws;

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TODOS MEDICAL LTD.

By: _________________________

Rami Zigdon, Chief Executive Officer

WARRANT HOLDER:

_____________________________

EXHIBIT 1

Form of Election to Purchase

The undersigned hereby irrevocably elects to exercise to purchase ___________of the Warrants to purchase Shares, and herewith tenders (or is concurrently tendering) payment for such Shares in an amount determined in accordance with the terms of the Agreement. The undersigned requests that a certificate representing such Shares be registered in the name of Dr. Wee Yue Chew, whose address is ______________________________________ and that such certificate be delivered to Dr. Wee Yue Chew whose address is ___________________________.

Dated:

Name of Holder of Warrant: __________________________ (Please Print)

Address:

Signature:

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